EXHIBIT 99.1

Applied Industrial Technologies Announces New Board Members

CLEVELAND, OH (July 24, 2012) - Applied Industrial Technologies (NYSE: AIT) today announced that Dan P. Komnenovich, President and Chief Executive Officer of Aviall, Inc., and Vincent K. Petrella, Senior Vice President, Chief Financial Officer and Treasurer of Lincoln Electric Holdings, Inc., have been elected to its Board of Directors.

“We are pleased to welcome Dan and Vince to the Applied Board,” said John F. Meier, the company's independent Chairman. “Both gentlemen bring extensive finance and management experience as well as an in-depth knowledge of distribution operations.”

Neil A. Schrimsher, Chief Executive Officer, added “Dan and Vince have track records of success, and both will contribute immensely to Applied's governance and offer valued insight as we execute our growth strategies.”

Komnenovich, 59, has served as President and Chief Executive Officer of Aviall, Inc. since 2010 with an additional ten years of experience as the company's Executive Vice President and Chief Operating Officer. Aviall, a wholly owned subsidiary of The Boeing Company, is one of the world's largest providers of new aviation parts and related aftermarket operations. He received a Bachelor of Arts degree in Economics and an MBA in Marketing and Finance from The University of Cincinnati.

Petrella, 51, has been Senior Vice President of Lincoln Electric Holdings since 2005 - previously Vice President - and has been Chief Financial Officer since 2004. Lincoln Electric engages in the design, manufacture, and sale of welding, cutting, and brazing products worldwide. He is a graduate of Baldwin Wallace University with a Bachelor of Arts degree in Accounting and Business Administration.

With approximately 480 facilities and 4,600 employee associates, Applied Industrial Technologies is a leading industrial distributor that offers more than 4 million parts critical to the operations of MRO and OEM customers in virtually every industry. In addition, Applied provides engineering, design and systems integration for industrial and fluid power applications, as well as customized mechanical, fabricated rubber and fluid power shop services. Applied also offers maintenance training plus solutions to meet inventory and storeroom management needs that help provide enhanced value to its customers. Applied can be visited on the Internet at www.applied.com.

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For more information, contact Julie Kho, Applied Industrial Technologies, 1 Applied Plaza, Cleveland, OH 44115-5020, ph. 216-426-4483, e-mail jkho@applied.com. High resolution photos of Dan Komnenovich and Vincent Petrella are available at the following link: www.applied.com/releasephotos.